SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name: Buffalo Small Cap Fund, Inc.

Address of Principal Business Office (No. & Street, City, State Zip Code):

BMA Tower, 700 Karnes Blvd., Kansas City, MO 64108

Telephone Number (including area code):  (816) 751-5900

Name and address of agent for service of process:

Larry D. Armel, President, Buffalo Small Cap Fund, Inc.,
BMA Tower, 700 Karnes Blvd., Kansas City, NO 64108

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X] NO [ ]



                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Kansas City, and state of Missouri on the 19th day of November, 1997.

                                Signature: Buffalo Small Cap Fund, Inc.
                                            (Name of Registrant)
(SEAL)

ATTEST:/s/ Martin A. Cramer                     BY:/s/ Larry D. Armel
         Martin A. Cramer                            Larry D. Armel
            Secretary                               President